SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*


                                  Exogen, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   0003020921
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-(c)

     [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 12 Pages

------------------------                                ------------------------
CUSIP NO. 0003020921                  13 G                 Page 2 of 12 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Delphi Ventures II, L.P. ("DV II")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      0 shares.
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------------------------------------------
                                        6    SHARED VOTING POWER

                                             See response to row 5.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             0 shares.
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                           0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             PN

--------------------------------------------------------------------------------
*        SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                ------------------------
CUSIP NO. 0003020921                  13 G                 Page 3 of 12 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Delphi BioInvestments II, L.P. ("DBI II")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      0 shares.
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------------------------------------------
                                        6    SHARED VOTING POWER

                                             See response to row 5.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             0 shares.
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                           0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             PN

--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                ------------------------
CUSIP NO. 0003020921                  13 G                 Page 4 of 12 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Delphi Management Partners II, L.P. ("DMP II")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      0 shares.
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------------------------------------------
                                        6    SHARED VOTING POWER

                                             0 shares.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             0 shares.
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             0 shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                           0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             PN

--------------------------------------------------------------------------------
*        SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                ------------------------
CUSIP NO. 0003020921                  13 G                 Page 5 of 12 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Delphi Ventures III, L.P. ("DV III")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      0 shares.
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------------------------------------------
                                        6    SHARED VOTING POWER

                                             See response to row 5.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             0 shares.
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                           0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             PN

--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                ------------------------
CUSIP NO. 0003020921                  13 G                 Page 6 of 12 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Delphi BioInvestments III, L.P. ("DBI III")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      0 shares.
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------------------------------------------
                                        6    SHARED VOTING POWER

                                             See response to row 5.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             0 shares.
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                           0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             PN

--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                ------------------------
CUSIP NO. 0003020921                  13 G                 Page 7 of 12 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Delphi Management Partners III, L.P. ("DMP III")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      0 shares.
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------------------------------------------
                                        6    SHARED VOTING POWER

                                             0 shares.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             0 shares.
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             0 shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                           0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             PN

--------------------------------------------------------------------------------
*        SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                ------------------------
CUSIP NO. 0003020921                  13 G                 Page 8 of 12 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           James R. Bochnowski ("Bochnowski")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      0 shares.
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------------------------------------------
                                        6    SHARED VOTING POWER

                                             0 shares.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             0 shares.
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             0 shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                           0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             IN

--------------------------------------------------------------------------------
*        SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                ------------------------
CUSIP NO. 0003020921                  13 G                 Page 9 of 12 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           David Douglass ("Douglass")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      0 shares.
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------------------------------------------
                                        6    SHARED VOTING POWER

                                             0 shares.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             0 shares.
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             0 shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                           0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             IN

--------------------------------------------------------------------------------
*        SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                ------------------------
CUSIP NO. 0003020921                  13 G                 Page 10 of 12 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Donald J. Lothrop ("Lothrop")
           Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
             NUMBER OF                  5    SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      0 shares.
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------------------------------------------
                                        6    SHARED VOTING POWER

                                             0 shares.
                                     -------------------------------------------
                                        7    SOLE DISPOSITIVE POWER

                                             0 shares.
                                     -------------------------------------------
                                        8    SHARED DISPOSITIVE POWER

                                             0 shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                           0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             IN

--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 11 of 12 Pages


     This statement amends and restates the Statement on 13(G) filed by Delphi Ventures II, L.P., Delphi BioInvestments II, L.P., Delphi Ventures III, L.P., Delphi BioInvestments III, L.P., Delphi Management Partners II, L.P. ("DMP II"), Delphi Management Partners III, LL.C. ("DMP III"), Jim Bochnowski ("Bochnowski"), David Douglass ("Douglass") and Donald J. Lothrop ("Lothrop"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons".


ITEM 4.  OWNERSHIP

         The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

               (a) Amount beneficially owned:

                   See Row 9 of cover page for each Reporting Person.

               (b) Percent of Class:

                   See Row 11 of cover page for each Reporting Person.

               (c) Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote:

                                 See Row 5 of cover page for each Reporting Person.

                           (ii)  Shared power to vote or to direct the vote:

                                 See Row 6 of cover page for each Reporting Person.

                           (iii) Sole   power  to   dispose  or  to  direct  the
                                 disposition of:

                                 See Row 7 of cover page for each Reporting Person.

                           (iv) Shared power to dispose or to direct the disposition of:

                                 See Row 8 of cover page for each Reporting Person.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
         [X]

                                                             Page 12 of 12 Pages


                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 2000


                                            /s/ James R. Bochnowski
                                            ------------------------------------
                                            James R. Bochnowski, individually,
                                            and on behalf of DV II, in his
                                            capacity as a general partner of DMP
                                            II, the general partner of DV II, on
                                            behalf of DBI II, in his capacity as
                                            a general partner of DMP II, the
                                            general partner of DBI II, on behalf
                                            of DMP II in his capacity as a
                                            general partner thereof, on behalf
                                            of DV III, in his capacity as a
                                            general partner of DMP III, the
                                            general partner of DV III, on behalf
                                            of DBI III, in his capacity as a
                                            managing member of DMP III, the
                                            general partner of DBI III, and on
                                            behalf of DMP III in his capacity as
                                            a managing member thereof.

                                            /s/ David Douglass
                                            ------------------------------------
                                            David Douglass


                                            /s/ Donald J. Lothrop
                                            ------------------------------------
                                            Donald J. Lothrop